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                                                                   Exhibit 23.2
                                                                   ------------


CONSENT OF DELOITTE & TOUCHE LLP


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-10663 of Shiva Corporation on Form S-3 of our report dated March 28, 1996 (June 16, 1996 as to Note 8) relating to the financial statements of AirSoft, Inc., appearing in Amendment No. 2 to the Current Report on Form 8-K/A of Shiva Corporation dated August 13, 1996 and to the use of our report dated March 28, 1996 (June 16, 1996 as to Note 8) (relating to such financial statements of AirSoft, Inc. not presented separately herein), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP


San Jose, California
August 22, 1996